Exhibit 10.6

MANAGEMENT SERVICES AGREEMENT

This Management Services Agreement (this “Agreement”) dated as of [____________], is between [____________] (the “Professional Company”), and EBS Enterprises, LLC, a Delaware limited liability company (the “Management Company”). The Professional Company and the Management Company are collectively referred to herein as the “Parties”.

RECITALS

A.            The Professional Company is engaged in the provision of professional medical services (the “Practice”) at one or more locations in the State of [____________], and the Professional Company’s professional clinical staff hold all licenses and permits necessary to engage in the Practice in the State of [____________].

B.             The Professional Company desires to engage the Management Company exclusively to provide and arrange non-professional management, administrative, advisory, and back-office services to support the Professional Company’s clinical operations.

C.             Capitalized terms used but not otherwise defined in this Agreement will have the respective meanings set forth in Article VIII.

AGREEMENT

The Parties hereby agree as follows:

Article I
ENGAGEMENT AND AUTHORITY

1.1           Engagement of the Management Company. On the terms of this Agreement, the Professional Company hereby engages the Management Company, and the Management Company hereby accepts engagement by the Professional Company, exclusively to provide and/or arrange for the provision of the Management Services described in Article II to the Professional Company. The Professional Company expressly acknowledges that the Management Company may delegate to or subcontract with third parties for the performance of certain Management Services. No provision of this Agreement will or is intended to limit the right, authority or ability of the Management Company or its affiliates to contract with or provide services to any other practice, physician or other Person.

1.2           Relationship of Parties. In performing their respective duties and obligations under this Agreement, the Parties are independent contractors. The Parties will not be deemed to be joint venturers, partners or employees of each other and no provision in this Agreement or any related agreement creates or is intended to create or result in any employment, franchise, partnership or joint venture relationship between the Parties. The Parties shall not treat, for federal or applicable state, local or non-U.S. income tax purposes, this agreement or any related agreements or arrangements as giving rise to a partnership between the Professional Company and/or one or more holders of equity interests in the Professional Company, on the one hand, and the Management Company or one or more direct or indirect holders of equity interests in the Management Company, on the other hand.

1.3           Conduct of Professional Practice. The Professional Company will solely and exclusively control the provision of professional clinical services, and the Management Company will neither have nor exercise any control or discretion over the methods by which the Clinical Professionals render professional clinical services nor their independent professional judgment. Nothing in this Agreement will be construed to alter or otherwise affect the legal, ethical, or professional relationships between and among the Professional Company, the Clinical Professionals and their patients, nor does anything in this Agreement abrogate any right, privilege, or obligation arising from or related to the physician-patient relationship. If any Management Service or other act required or requested to be performed by the Management Company under this Agreement is construed or deemed to constitute the practice of medicine under, or would otherwise violate, applicable Law, such requirement or request will be deemed to be waived and inapplicable by the Parties and will not be required of or performed by the Management Company.

1.4           Facilities. The Professional Company conducts the Practice at the location(s) identified on Exhibit A to this Agreement (each a “Facility” and collectively, the “Facilities”), as such Exhibit is amended from time to time by the Management Company to reflect changes in such locations. If the Professional Company intends to directly or indirectly add any location for the Practice, then (i) the Professional Company will give reasonable (but no less than ninety (90) days) prior written notice thereof to the Management Company and provide the Management Company with information regarding the location and proposed action and timing thereof, and other information regarding such location as reasonably requested by the Management Company, (ii) unless the Management Company gives notice to the contrary to the Professional Company, if and when added, such location will be deemed automatically to be included within the definition of the Practice and Facilities and the scope of the Management Company’s engagement under this Agreement, and (iii) Exhibit A will be deemed automatically amended to reflect the addition, deletion or relocation, as applicable, of such Facility; provided that the Management Company may update and amend Exhibit A from time to time as appropriate to reflect changes in the Facilities’ locations after the date hereof.

Article II
MANAGEMENT SERVICES

2.1           General Authority. Except to the extent prohibited by applicable Law regarding the practice of medicine and subject to the limitations set forth in this Agreement, the Management Company will provide or arrange for the provision of non-professional management, business, administrative, advisory and back-office services to support the Professional Company’s clinical operations, including the services set forth in this Article II (the “Management Services”), and the Management Company will be the Professional Company’s exclusive provider of Management Services. The foregoing notwithstanding, the Management Company will not provide any service that constitutes the practice of medicine under applicable Law or the provision of professional medical services in violation of applicable Law. The Professional Company expressly authorizes the Management Company to perform the Management Services in the manner that the Management Company deems reasonably appropriate to meet the day-to-day business needs of the Practice, including the performance of certain business office functions at locations other than the Facilities.

2.2           Billing, Collection and Disbursements.

(a)            Authorization. The Professional Company hereby authorizes the Management Company (and its subcontractors and designees) to bill and collect for all clinical services rendered by or on behalf of the Professional Company and all other amounts payable to the Professional Company, including all amounts due for all services furnished by or under the supervision of the Clinical Professionals acting for or on behalf of the Professional Company. To facilitate such billing and collection services, the Professional Company will cause the Clinical Professionals to endorse and deliver to the Professional Company promptly all payments received by them in respect of any services rendered and products sold by or on behalf of the Professional Company. The Professional Company, in accordance with applicable Law, hereby grants to the Management Company an exclusive, special power of attorney and appoints the Management Company as an exclusive and lawful agent and attorney-in-fact to:

(i)               submit bills and claims for reimbursement to patients and Third-Party Payors, in the Professional Company’s name and on the Professional Company’s behalf, for the payment, reimbursement, or indemnification of services rendered and products provided to patients by or on behalf of the Professional Company;

(ii)              collect all receivables for services rendered and products provided to the Professional Company’s patients by or on behalf of the Professional Company and administer the deposit of all collected amounts into Revenue Accounts;

(iii)             collect all cash payments to the Professional Company (including patient co-payments, co-insurance, and deductibles and accounts receivable) for deposit into a Revenue Account;

(iv)             make demand with respect to, settle, compromise, and adjust any claims and to coordinate with collections agencies to commence any suit, action or proceeding to collect upon such claims;

(v)             take possession of and endorse, in the name of the Professional Company or any of the Clinical Professionals, any negotiable instrument received as payment for any services rendered or products provided by or on behalf of the Professional Company;

(vi)            transfer from the Revenue Accounts and Operating Accounts, to an account designated by the Management Company amounts sufficient to pay all outstanding Management Fees, expense reimbursements, and other amounts due to the Management Company under this Agreement or the Deficit Funding Loan Agreement; and

(vii)           sign negotiable instruments on the Professional Company’s behalf and to make withdrawals from the Revenue Accounts and the Operating Account to pay the Professional Company’s expenses, including outstanding Management Fees, expense reimbursements, and other amounts due to the Management Company or its Affiliates under this Agreement, the Deficit Funding Loan Agreement or otherwise, and as otherwise requested by the Professional Company.

(b)           Bank Documentation. Promptly upon the Management Company’s request, the Professional Company will execute and deliver to the Management Company for further delivery to any financial institution at which any Operating Account or Revenue Account is maintained, such additional documents and instruments as may be necessary to evidence the power of attorney granted to the Management Company by the Professional Company pursuant to Section 2.2(a). So long as the Management Company has power of attorney pursuant to Section 2.2(a), the Professional Company will not take any action that interferes with the transfer of funds to the Operating Accounts from the Revenue Accounts, nor will the Professional Company or its agents remove, withdraw, or authorize the removal or withdrawal of any funds from the Revenue Accounts for any purpose except to accomplish the transfer of funds described in Section 2.2(a)(vi) and Section 2.2(a)(vii).

(c)           Disbursements. The Management Company will disburse for the benefit of the Professional Company payments of expenses, fees and other amounts payable by on behalf of the Professional Company with respect to the Practice, if and to the extent the Professional Company makes funds available to the Management Company therefor (including through the Deficit Funding Loan Agreement). The Professional Company expressly authorizes the Management Company to make payment to itself or its Affiliates of any amount due to it or any of them by the Professional Company under this Agreement, the Deficit Funding Loan Agreement or otherwise.

(d)           Power of Attorney. The power of attorney granted under this Section 2.2 expires on the last calendar day of the Term; provided that the power of attorney will continue in effect until the first (1st) anniversary of the end of the Term for purposes of submitting claims for and collecting receivables arising from services rendered and products provided by or on behalf of the Professional Company before the end of the Term.

2.3           Accounts.

(a)           Professional Company Accounts. The Professional Company hereby authorizes the Management Company or its representatives to establish, in the Professional Company’s name and/or for the Professional Company’s benefit, certain bank accounts, including one (1) or more designated herein as the “Revenue Account(s)” and one or more designated herein as the “Operating Account(s)”. To the extent required by applicable Law, each Revenue Account will be in the Professional Company’s name, and the Professional Company will have control over each Revenue Account. To facilitate the provision by the Management Company of revenue cycle management, disbursement and other Management Services under this Agreement for the benefit of the Professional Company, each Operating Account will be in the Management Company’s name.

(b)           Revenue Accounts. All payments due in respect of services rendered and products provided by or on behalf of the Professional Company, and any other amounts payable to the Professional Company, will be directed to the Revenue Accounts. The Professional Company will enter into an agreement with a financial institution chosen by the Parties to (i) establish and service the Revenue Accounts subject to the requirements of this Agreement (including the power of attorney granted under Section 2.2) and (ii) sweep all funds from the Revenue Accounts into the Operating Accounts on a daily basis. Except in accordance with Section 5.2(b), any modification or revocation of such authorization and instructions by the Professional Company without the Management Company’s prior written consent will be in material breach of this Agreement. Except to the extent prohibited by applicable Law, the Professional Company, the Management Company, and the financial institution maintaining the Revenue Accounts will also enter into a deposit account control agreement pursuant to which such financial institution agrees to follow the Management Company’s instructions with respect to the Revenue Accounts without requiring the Professional Company’s further consent.

(c)           Operating Accounts. The Management Company will use the Operating Accounts to receive funds from the Revenue Accounts and pay Professional Company expenses, amounts due under this Agreement, the Deficit Funding Loan Agreement or otherwise, and such other reimbursable expenses as the Management Company may pay on the Professional Company’s behalf. Such persons as the Management Company may designate from time to time will be authorized signatories on the Operating Accounts (“Authorized Signatories”). Except in connection with a termination of this Agreement in accordance with Section 5.2(b), any modification or revocation of such authorization and instructions by the Professional Company without the Management Company’s prior written consent will be in material breach of this Agreement.

(d)           Payroll Accounts. The Management Company may, for the benefit of the Professional Company, transfer funds from the Operating Accounts to applicable payroll accounts for purposes of funding the Professional Company’s payroll needs.

(e)            Accounts Generally. Should the Professional Company, in consultation with the Management Company, decide to open any new bank or other account, such account will be designated by the Management Company as a Revenue Account and subject to the corresponding requirements of Section 2.3(b). To facilitate the provision by Management Company of revenue cycle management, disbursement and other Management Services under this Agreement for the benefit of the Professional Company, the Professional Company will deposit and hold all Professional Company funds in a Revenue Account, subject to the transfer of such funds to the Operating Accounts in accordance with Section 2.3(b).

2.4           Intellectual Property. The Management Company will permit the Professional Company to use, on a limited, non-exclusive, revocable and non-transferable basis, the following intellectual property assets (the “Intellectual Property”) during the Term solely in connection with the Practice and the Management Company’s provision of the Management Services:

(a)           the Management Company’s applicable software systems and programs, as such exist and are replaced or updated from time to time, and

(b)           applicable logos, trademarks, trade names, service marks, manuals and proprietary documentation developed by or for or used by the Management Company in the provision of the Management Services and support for the Professional Company’s clinical operations.

All proprietary rights, ownership, and goodwill in the Intellectual Property will inure and belong to the Management Company. Neither the license granted under this Section 2.4 nor the use by the Professional Company and its agents of the Intellectual Property creates any interest or right, express or implied, in the Intellectual Property with respect to the Professional Company beyond such limited license and right to use. The Professional Company hereby covenants not to assert any claim to any Intellectual Property and will cooperate fully with the Management Company in protecting all rights and interests of the Management Company and its Affiliates in and to the Intellectual Property. The Professional Company will not use or permit the use any of the Intellectual Property except in connection with the Practice during the Term nor in any manner that may contravene applicable Law or impair the validity or enforceability of any Intellectual Property. Concurrently with the execution and delivery of this Agreement, the Professional Company will enter into a separate Intellectual Property Use Agreement with the Management Company with respect to the Intellectual Property.

2.5           Facility Space. The Management Company will provide, lease, sublease or otherwise arrange for office space for the Facilities, and make such space available to the Professional Company for use in the provision of Practice Services by the Professional Company, subject to the terms and conditions of the applicable lease or sublease, for the lesser of the term of this Agreement or the term of the applicable lease or sublease. The Management Company will provide or arrange for telephone, utilities, Internet service, janitorial services and repairs reasonably required for each Facility.

2.6           Non-Medical Equipment, Furniture and Furnishings. The Management Company will provide or arrange for information technology, telephones, computers, software, office equipment and other non-medical business equipment, furniture and furnishings for the Practice. Such non-medical business equipment, furniture and furnishings, including replacements thereof or additions thereto, will be and remain (as between the parties hereto) the sole property of the Management Company.

2.7           Medical Equipment and Instruments. The Management Company will provide or arrange for medical equipment and instruments for the Practice. Such equipment and instruments, including replacements thereof or additions thereto, will be and will remain the sole property (as between the Parties) of the Management Company. The Management Company will use reasonable efforts to arrange for such medical equipment and instruments to be maintained in good working order and repair.

2.8           Supplies. The Management Company will provide or arrange for the provision of office and clinical supplies for the Practice.

2.9           Non-Clinical and Technical Personnel. The Management Company will provide or arrange for clerical, reception, administrative and other personnel (other than Clinical Professionals) for the Practice. The Management Company will be responsible for recruiting, training, supervising, hiring and firing such personnel; provided, however, that, to the extent required by applicable Law or Third-Party Payors, the Professional Company and its Clinical Professionals will maintain and be responsible for the training and supervision of such personnel.

2.10         Assistance in Recruitment of Clinical Professionals. The Management Company will assist the Professional Company in recruiting potential Clinical Professionals to provide professional services on behalf of the Professional Company, subject to Section 3.2, including carrying out administrative functions such as advertising for and identifying potential candidates, checking credentials and arranging and scheduling interviews.

2.11         Marketing, Advertising and Public Relations. Subject to any limitation of applicable Law, the Management Company will advise and assist the Professional Company with, marketing, advertising and public relations services for the Practice.

2.12         Bookkeeping and Accounting Services. The Management Company will provide or arrange for the provision to the Professional Company of bookkeeping and accounting services for the Practice, including maintaining business records, implementing accounting procedures and preparing financial and management reports.

2.13         Human Resources Services. The Management Company will provide or arrange for payroll and other human resources services for the Practice. The Professional Company will provide the Management Company in a timely manner with all complete and accurate information and documentation necessary for the Management Company to provide or arrange for payroll services hereunder.

2.14         Compliance. The Management Company will advise and assist the Professional Company in taking actions reasonably necessary to help ensure that the operations of the Practice comply with applicable Law.

2.15         Practice Licenses, Registrations, Registrations and Accreditations. The Management Company will advise and assist the Professional Company in obtaining and maintaining certifications, accreditations and licenses, registrations, permits and other government authorizations for the Practice.

2.16         Contract Negotiation. To the extent permitted by applicable Law, the Management Company will advise and assist in the negotiation and administration of, on the Professional Company’s behalf, payor and other contracts, agreements and arrangements for the Practice.

2.17         Information Management and Technology Services. The Management Company will provide or arrange for information management and technology services for the Practice, including technology for patient scheduling and the storage and maintenance of files and records relating to the operation of the Practice.

2.18         Strategic Planning and Assistance. The Management Company will provide advice and assistance in strategic planning with respect to the Professional Company and the Practice.

2.19         Insurance. The Management Company will provide advice and assistance in procuring and continuing insurance coverages for the Practice.

2.20         Professional Advisors. The Management Company will assist and advise the Professional Company in obtaining legal, accounting and similar professional services for the Practice.

2.21         Services the Management Company May Not Provide. The Management Company will not provide any of the following services to the Professional Company:

(a)            assuming responsibility for the care of patients;

(b)           engaging in any other activity that constitutes the practice of medicine under applicable Law or that would require the Management Company or its equityholders to have professional licensure under applicable Law regarding the practice of medicine; or

(c)            providing the Professional Company or its equityholder(s) with any unlawful inducement or remuneration in exchange for recommending to patients, or referring patients for, any services.

Article III
GENERAL OBLIGATIONS

3.1           Duty to Cooperate. The Parties acknowledge that cooperation by the Professional Company and its equityholders is critical to the performance of the Management Company’s duties and obligations under this Agreement. Accordingly, the Professional Company and its equityholders shall cooperate with the Management Company in, and will not prevent the Management Company from, providing or causing to be provided Management Services in accordance with this Agreement, and the Professional Company will, from time to time, execute and deliver any further documents, instruments and other assurances, and will take any other action consistent with the terms of this Agreement and applicable Law, that may reasonably be requested by the Management Company for purposes of effectuating this Agreement.

3.2           Clinical Professionals. The Professional Company will employ or engage all Clinical Professionals necessary to conduct, manage, and operate in a proper and efficient manner the Practice at the Facilities, and is responsible for employing or engaging, scheduling and credentialing, a sufficient number of Clinical Professionals to assure adequate clinical staffing for the Practice and Facilities. The Professional Company will also be responsible for all compensation, benefits, taxes and contributions with respect to Clinical Professionals, and will ensure that each Clinical Professional maintains (i) an unrestricted license to practice medicine or other applicable profession in the state or jurisdiction in which such Clinical Professional provides professional services on behalf of the Professional Company, and other licenses, permits, certifications, registrations or other authorizations as may be required for such Clinical Professional’s performance of such services, (ii) his or her professional skills through requisite continuing education and training, and (iii) eligibility for insurance under the professional liability policy or policies carried by or on behalf of the Professional Company. The Professional Company will further be responsible for ensuring that Clinical Professionals perform Practice Services in accordance with applicable Law and prevailing standards of care.

3.3           Business Associate Provisions. The Parties acknowledge and agree that the Professional Company is a “covered entity” (as defined in HIPAA) and the Management Company is a “business associate” (as defined under HIPAA) of the Professional Company when the Management Company provides services to the Professional Company involving “protected health information” (as defined under HIPAA) pursuant to this Agreement. Concurrently herewith, the Management Company and the Professional Company are entering into a Business Associate Agreement in substantially the form and substance of Exhibit B.

3.4           Other Responsibilities. The Professional Company will be responsible for:

(a)            (i) implementing and maintaining utilization review and quality assurance guidelines (consistent with guidelines imposed by applicable third parties), (ii) supervising and ensuring each Clinical Professional’s submission to the Professional Company of complete, accurate and timely medical records, patient charts and documentation for coding and billing services provided in the Practice, in compliance with applicable Law and Third-Party Payor requirements, (iii) supervising the taking of corrective action by Clinical Professionals when Clinical Professionals do not satisfy applicable guidelines, standards, policies, procedures or directives, (iv) credentialing of Clinical Professionals for the performance of professional services and specific procedures, and ensuring that each Clinical Professional procures and maintains all provider numbers and other credentials necessary to obtain payment or reimbursement for professional services, (v) handling impaired Clinical Professionals, and (vi) overseeing, developing, maintaining and implementing policies of a purely clinical nature (including medical records documentation, clinical communications with patients, and the determination of resources to be used for particular patients); and

(b)           ensuring that (i) it prepares and files with the appropriate governmental authority all applicable annual reports and similar documentation, and (ii) that it and the Facilities and Clinical Professionals have all licenses, permits, certificates, registrations, certifications and authorizations as are necessary or appropriate to operate the Practice and offer professional services under applicable Law.

3.5           Billing Information. The Professional Company will promptly provide the Management Company with all billing information requested by the Management Company to enable the Management Company or its subcontractor or other designee to bill and collect fees, charges and reimbursements on behalf of the Professional Company. The Professional Company will procure any consents to assignments and other approvals and take any other action reasonably necessary to enable the Management Company or its subcontractor or other designee to obtain payment or reimbursement from Third-Party Payors and/or patients.

3.6           Notice of Certain Events. The Professional Company will give immediate written notice, together with all relevant documentation and a summary of relevant facts and circumstances, to the Management Company of any breach or alleged breach by the Professional Company of HIPAA or other laws regulating the privacy and/or security of individually identifiable health information or any disciplinary, malpractice, enforcement, revocation or other proceedings, inquiries, subpoenas, civil investigative demands, investigations or other actions initiated against or involving the Professional Company or any Clinical Professionals. In addition, if (during the Term or thereafter) the Professional Company receives notice of, or a request to disclose books, documents or records for, an audit, investigation or other review or any action by any Third-Party Payor or governmental authority with respect to this Agreement or any billing, reimbursement, payment, coding or provision of services or products that occurred during the Term, the Professional Company will promptly notify the Management Company in writing of the nature and scope thereof and will make available to the Management Company, upon request, all such books, documents or records.

3.7           Use of Facility Locations and Equipment. The Professional Company will not use any Facility, office space, equipment, goods, supplies, software, or services provided pursuant to this Agreement or provided pursuant to any lease, sublease or license by the Management Company, for any purpose other than the provision of professional services in the Practice. The Professional Company will comply with all applicable Law and contractual requirements governing and regulating the use of such Facilities, office space, equipment, goods, supplies, software and services.

3.8           Regulatory Matters.

(a)            The Professional Company and the Clinical Professionals are free, in their sole discretion, to exercise their professional clinical judgment in the course of treating patients, and nothing in this Agreement permits the Management Company to control or impermissibly influence the professional clinical judgment of the Professional Company or any Clinical Professional.

(b)           The Professional Company agrees to comply with (i) all Laws applicable to the Professional Company and all Orders by which the Professional Company is bound or to which the Professional Company is subject (including Laws and Orders relating to the practice of medicine, institutional and professional licensure, pharmacology and the securing, administering, and dispensing of drugs, devices, medicines, and controlled substances, medical documentation, medical record retention, laboratory services, unprofessional conduct, fee-splitting, referrals, billing and submission of false or fraudulent claims, claims processing, quality, safety, medical necessity, medical privacy and security, patient confidentiality and informed consent, and the hiring of employees or acquisition of services or supplies from Persons excluded from participation in any Federal Health Care Program) and (ii) the requirements of any insurance company insuring the Professional Company or the Management Company against liability for injury or accident in or on the premises of the Professional Company or the Practice.

3.9           Books and Records. The Professional Company will retain and provide the Management Company with full and unrestricted access to its books and records (including work papers in the possession of its accountants) with respect to all transactions and the Professional Company’s financial condition, assets, liabilities, operations and cash flows.

Article IV
COMPENSATION OF THE MANAGEMENT COMPANY AND DEFICIT FUNDING

4.1           Management Fee. The Professional Company will pay the Management Company the fee set forth in Exhibit C (collectively, the “Management Fee”) in consideration of the Management Services rendered by the Management Company. To the extent that any of the Management Services are subject to any applicable sales and use taxes, the Professional Company agrees to pay in addition to the payment of the Management Fees, the applicable sales and use taxes owing in respect of such Management Services.

(a)           The Parties have determined the Management Fee to be equal to the fair market value of the Management Services, without consideration of the proximity of the Professional Company to any referral sources or the volume or value of any referrals from the Management Company or any of its Affiliates to the Professional Company or from the Professional Company to the Management Company or any of its Affiliates, that is reimbursed under any government or private health care payment or insurance program or other payor. The Management Fee is not, and is not intended to constitute, an illegal fee-splitting or impermissible profit-sharing arrangement in violation of applicable Law.

(b)           Payment of the Management Fee is not conditioned upon a requirement that the Professional Company make referrals to, be in a position to make or influence referrals to, or otherwise generate business for the Management Company or any of its Affiliates or a requirement that the Management Company or any of its Affiliates make referrals to, be in a position to make or influence referrals to, or otherwise generate business for the Professional Company. The Management Fee does not include any impermissible discount, rebate, kickback, or other reduction in charge.

(c)            Remittances to the Professional Company of monies collected will be made net of that portion of the Management Fee then due and owing to the Management Company pursuant to this Agreement. The Professional Company expressly authorizes the Management Company to make withdrawals or payments to itself from time to time of the Management Fee and any other amounts due or payable to the Management Company as the Management Fee or such other amounts accrue or become due or payable, from any funds made available by or held on behalf of the Professional Company or otherwise, without any notice to or further authorization from the Professional Company. The Professional Company will not be entitled to set-off or reduction in the Management Fee or other amounts because of a breach or default under this Agreement by the Management Company or otherwise.

4.2           Expense Reimbursement. In addition to the Management Fee, the Professional Company will reimburse the Management Company as incurred for all fees, costs and expenses incurred by the Management Company for or on behalf of the Professional Company in connection with the provision of the Management Services, including (i) costs and expenses relating to the acquisition, lease, provision, maintenance, refurbishment and replacement of clinical office locations, equipment, consumables and disposables, (ii) salaries, wages, compensation, bonuses and benefits, of employees and independent contractors of the Management Company providing or arranging for Management Services to or on behalf of the Professional Company, (iii) costs and expenses incurred by or on behalf of the Management Company in obtaining or retaining the services of any specialist, consultant, professional or vendor to provide services relating to the Practice or relating to the Management Company’s duties under this Agreement, (iv) property and intangible taxes assessed against the equipment, goods and supplies provided or arranged for by the Management Company hereunder, (v) liability and other insurance, (vi) benefit plans, (vii) a reasonable allocation of the Management Company’s corporate overhead and (viii) professional dues and license fees, continuing education, and other costs, fees and expenses incurred on behalf of the Professional Company. Remittances to the Professional Company of monies collected will be made net of amounts for which the Management Company is then due to reimbursement from the Professional Company pursuant to this Agreement.

4.3           Failure to Pay. The Professional Company’s failure to pay any portion of the Management Fee or reimbursable expenses when due will be a material breach of this Agreement.

4.4           Deficit Funding Loan Agreement. If the Professional Company does not have sufficient cash to pay for its liabilities or financial obligations (including any portion of the Management Fee or reimbursable expenses owed to the Management Company hereunder), then the Management Company may, in its sole discretion, loan to the Professional Company upon request funds to enable the Professional Company to pay its liabilities and meet its financial obligations (“Advances”). Funded Advances will be added to the amounts owed by the Professional Company to the Management Company pursuant to that certain Deficit Funding Loan Agreement of even date herewith (“Deficit Funding Loan Agreement”) between the Parties and will bear interest as set forth in the Deficit Funding Loan Agreement. The Professional Company will repay funded Advances in accordance with the terms of the Deficit Funding Loan Agreement or any related promissory note.

Article V
TERM AND TERMINATION

5.1           Initial Term; Automatic Renewals. The initial term of this Agreement begins on the date of this Agreement and ends on the tenth (10th) anniversary of the date of this Agreement, subject to earlier termination in accordance with Section 5.2 (the “Initial Term” and, together with all Renewal Terms, the “Term”). Upon expiration of the Initial Term (unless earlier terminated in accordance with Section 5.2), this Agreement will automatically renew for successive five (5) year terms (each a “Renewal Term”) unless (i) either Party delivers written notice to the other Party of its intent not to renew this Agreement at least twelve (12) months before the end of the Term or then Renewal Term, as applicable, or (ii) this Agreement is otherwise terminated in accordance with Section 5.2.

5.2           Termination. This Agreement may be terminated during the Term:

(a)            by mutual, signed written agreement of the Parties;

(b)            by the Professional Company with written notice to the Management Company if the Management Company materially breaches this Agreement and fails to cure such breach within one hundred eighty (180) calendar days after receiving written notice from the Professional Company describing in reasonable detail the nature of the breach (which written notice must be given within sixty (60) days following the date on which the Professional Company obtains knowledge of such material breach); provided, that, if such material breach is not reasonably capable of being cured or remedied within such one hundred eighty (180) day period due to the inherent nature of the breach, and the Management Company commences such cure within such period and acts diligently to cure such breach, then the Management Company will have such additional period of time as may be reasonably necessary to effect and complete such cure or remedy, and the Professional Company may not terminate this Agreement pursuant to this Section 5.2(b) with respect to such breach during such period or if such breach is cured during such period. If the Parties disagree as to the existence of a breach which gives rise to termination as provided in this Section 5.2(b) or whether such breach has been cured, then the Parties will resolve the disagreement in accordance with Section 9.16, and this Agreement will not be terminated pursuant to this Section 5.2(a) with respect to such material breach or alleged material breach during the period of such dispute resolution, and the Parties will continue to perform under this Agreement during such period;

(c)            by the Management Company immediately and without notice if (i) the Professional Company materially breaches this Agreement and fails to cure such breach within thirty (30) calendar days (ten (10) days with respect to the payment of money) after receiving written notice from the Management Company describing in reasonable detail the nature of the breach, (ii) the Professional Company admits in writing its inability to pay its debts generally when due, applies for or consents to the appointment of a trustee, receiver, or liquidator of all or substantially all of its assets, files a petition in voluntary bankruptcy, or makes an assignment for the benefit of creditors, or otherwise, voluntarily or involuntarily, takes or suffers action taken under any applicable Law for the benefit of debtors, except for the filing of a petition in involuntary bankruptcy against the Professional Company that is dismissed within sixty (60) calendar days thereafter, or (iii) the Professional Company or any of its equityholders is excluded, debarred, terminated or suspended from participation in any Federal Health Care Program, is indicted for, convicted of or pleads guilty or no contest to any crime punishable by imprisonment or engages in any other conduct that could reasonably be expected to impair the reputation of the Practice or the Management Company; and/or

(d)           by the Management Company upon at least thirty (30) days prior written notice to the Professional Company.

5.3           Effect of Expiration or Termination.

(a)            The expiration or termination of this Agreement in accordance with this Article V will automatically relieve and release each Party from the executory portion of such Party’s obligations under this Agreement; provided, however, that all obligations expressly extended beyond the Term by the terms of this Agreement (including this Article V, Article VI, Article VII, and Article IX) will survive the expiration or termination of this Agreement, and expiration or termination of this Agreement for any reason will not affect any liability or obligation that has accrued to any party hereto prior to such expiration or termination, and will not constitute an election of remedies by the Party electing to not renew or terminate this Agreement nor a waiver by any Party of any right, benefit, remedy or relief to which such Party may be entitled at Law, in equity or under this Agreement.

(b)           After the expiration or termination of this Agreement, to effect an orderly wind up of the contractual relationship between the Parties:

(i)               the Professional Company will pay to the Management Company promptly (but in any event within ten (10) calendar days) all Management Fees earned or accrued under this Agreement through the termination date, reimburse all reimbursable expenses incurred before the termination date and repay all Advances funded before the termination or expiration date; provided, however, that if the Management Company terminates this Agreement pursuant to Section 5.2(c) or the Professional Company terminates this Agreement in breach of this Agreement, then such payment will include the immediate payment of all Management Fees owed to the Management Company for the remainder of the Term;

(ii)              the Professional Company will immediately vacate each Facility and surrender and deliver each Facility to the Management Company, together with all improvements, equipment, furnishings, and other assets and property therein provided or made available by Management Company, in the same order and condition as when received (ordinary wear and tear excepted);

(iii)             the Parties will cooperate in good faith to ensure the appropriate billing and collections for services rendered and products provided by the Clinical Professionals before the expiration or termination of this Agreement, with all such billings and collections and the use of proceeds therefrom to be billed, collected, deposited, processed and maintained by the Management Company as specified in Section 2.2 and Section 2.3;

(iv)            the Professional Company will, and will cause its Affiliates, directors, managers, officers, equityholders, employees, agents, successors, and permitted assigns to, immediately cease using the Intellectual Property and will return to the Management Company all written and other tangible forms, and destroy, delete or erase all electronic forms, of Confidential Information as required under Section 6.2 promptly (but in any event within ten (10) calendar days) after the expiration or termination of this Agreement; and

(v)             the Professional Company will retain and provide the Management Company with full and unrestricted access to its books and records (including work papers in the possession of its accountants) with respect to all transactions and the Professional Company’s financial condition, assets, liabilities, operations and cash flows during the Term.

(c)           Upon any termination or expiration of this Agreement, subject to applicable Law (including HIPAA), the Professional Company will provide the Management Company with access, at reasonable times and upon reasonable request, to the patient records of the Professional Company that are in the Professional Company’s possession until the applicable statute of limitations for any claim that may be asserted against the Management Company arising from its provision of Management Services during the Term or the clinical operations of the Professional Company during the Term. To the extent permitted by applicable Law (including HIPAA), the Management Company may copy and retain such records of the Professional Company and use such copies for its own business purposes.

(d)           The Management Company may, in its sole discretion, contract with any physician, professional entity, or other Person that operates or intends to operate a medical practice or facility in one or more of the locations or service areas in which the Professional Company is or was operating, and such Person may solicit and employ or engage any Clinical Professional and may solicit and provide care for and services to patients treated or formerly treated by or on behalf of the Professional Company (irrespective of any notice requirements or restrictive covenants with the Professional Company, which shall not apply to any such solicitation, employment, engagement or provision). Upon the request of any such Person or patient, the Management Company may, on behalf of the Professional Company, transfer to such Person for treatment purposes copies of the medical records and patient charts of any patient or former patient of the Professional Company who becomes a patient of such Person; provided, that, to the extent required by HIPAA, the applicable patient shall have authorized such transfer to such other Person. None of the foregoing actions will be deemed or construed to be tortious or in breach of any provision of this Agreement or any other agreement between the Parties or the equityholders thereof, nor any agreement between the Professional Company and any Clinical Professional.

Article VI
RESTRICTIVE COVENANTS

6.1               Restrictive Covenants. In the course of receiving the Management Services, the Professional Company will have access to sensitive and valuable trade secrets, proprietary information and other confidential information, including management reports, marketing studies, marketing plans, business plans, financial statements, feasibility studies, financial, accounting and statistical data, price and cost information, customer lists, employee information, forms, manuals, handbooks, contracts, policies and procedures, internal memoranda, reports, budgets and other materials, information or records of a proprietary or confidential nature (collectively, “Confidential Information”) of the Company Group, which constitute valuable business assets of the Company Group, and the use, application, or disclosure of such Confidential Information will cause substantial and possibly irreparable damage to the business and asset value of the Company Group. Therefore, as an inducement for the Management Company to enter into this Agreement and to protect the Confidential Information and other business interests of the Company Group, the Professional Company agrees to be bound by the restrictive covenants contained in this Article VI.

6.2               Confidentiality.

(a)                During the Term and thereafter, the Professional Company will keep confidential and not disclose to any other Person or use for its own benefit or the benefit of any other Person the terms of this Agreement and all Confidential Information; provided that the Professional Company may disclose the terms of this Agreement and Confidential Information (i) to the Professional Company’s attorneys, accountants, and other advisors who are advising it with respect to this Agreement, but only for legitimate business purposes related to the negotiation and performance of this Agreement and with a covenant from those Persons to keep such information confidential in accordance with this Section 6.2(a) and (ii) to the extent that disclosure is required by applicable Law or Order; provided that as soon as reasonably practicable before such disclosure, the Professional Company gives the Management Company prompt written notice of such disclosure to enable the Management Company to seek a protective order or otherwise preserve the confidentiality of such information.

(b)                Promptly after the expiration or termination of this Agreement, the Professional Company will either return to the Management Company or destroy, delete, or erase (with written certification of such destruction, deletion, or erasure provided to the Management Company by the Professional Company) all written, electronic, or other tangible forms of Confidential Information. After the expiration or termination of this Agreement, the Professional Company will not, and will cause its Affiliates, directors, managers, officers, equityholders, employees, agents, successors, and permitted assigns not to, retain any copies, summaries, analyses, compilations, reports, extracts or other materials containing or derived from any Confidential Information, except to the extent required by applicable Law. Such return, destruction, deletion, or erasure notwithstanding, all oral Confidential Information and the information embodied in all written Confidential Information will continue to be held confidential pursuant to the terms of this Section 6.2.

6.3               Covenant Not to Compete. During the Restricted Period, the Professional Company will not, directly or indirectly, own, manage, operate, join, control, finance, or participate in the ownership, management, operation, control or financing of, or be connected as an owner, investor, partner, joint venturer, director, limited liability company manager, employee, independent contractor, consultant, financing source or other agent of, any Person or enterprise that provides, or is seeking, planning or attempting to provide, any management, business, administrative, advisory, back-office or other services similar to any of the Management Services anywhere in or with respect to the Restricted Territory (each, a “Competitor”), or attempt or assist anyone else to do so. Nothing in this Section 6.3 prohibits the Professional Company or the Clinical Professionals from providing professional clinical services.

6.4               Covenant Not to Solicit. During the Restricted Period, the Professional Company will not, directly or indirectly:

(a)                solicit or induce or attempt to solicit or induce (including by recruiting, interviewing or identifying or targeting as a candidate for recruitment) any employee, independent contractor, officer, member of the board of directors or equivalent governing body, consultant or other personnel (whether engaged as an employee or independent contractor) of the Company Group or Supported Practice (excluding the Professional Company) who is acting in such capacity or acted in such capacity at any time within the twelve (12) month period immediately preceding the date of such solicitation, inducement or attempt (a “Company Group Associate”) to terminate, restrict or hinder such Company Group Associate’s association with any Company Group entity or any such Supported Practice interfere in any way with the relationship between such Company Group Associate and any Company Group entity, or attempt or assist anyone else to do so; provided, however, that after the termination or expiration of this Agreement, general solicitations published in a journal, newspaper or other publication or posted on an internet job site and that is not specifically directed toward or targeted at any Company Group Associate, does not reference any Company Group entity and is not on behalf of any Competitor, will not constitute a breach of the covenants in this Section 6.4(a);

(b)              hire or otherwise retain or engage (or attempt to hire or otherwise retain or engage) the services of any Company Group Associate as equityholder, director, limited liability company manager, partner, officer, employee, independent contractor, licensee, consultant, advisor, agent or in any other capacity, or attempt or assist anyone else to do so; or

(c)                interfere with the relationship between any Company Group entity or Supported Practice (excluding the Professional Company) and any customer, patient, referral source, Third-Party Payor, supplier, vendor, lessor, lessee, dealer, distributor, licensor, licensee, equityholder, lender, joint venturer, consultant, agent, or any other Person having a business relationship with any Company Group entity or such Supported Practice, or attempt or assist anyone else to do so.

6.5               Non-Disparagement. During the Term and thereafter, the Professional Company will not, directly or indirectly, make any disparaging, derogatory, negative or knowingly false statement about any Company Group entity or Supported Practice or any of their respective directors, managers, officers, equityholders, employees, agents (including the Management Company Representative), successors, and permitted assigns, or any of their respective businesses, operations, financial condition, or prospects, except as required by applicable Law or Order or in the course of filing a charge with a government agency or participating in its investigation.

6.6               Scope of Covenants; Equitable Relief. The Professional Company acknowledges and agrees that (i) the restrictive covenants contained in this Article VI and the territorial, time, activity, and other limitations set forth herein are commercially reasonable and do not impose a greater restraint than is necessary to protect the goodwill and legitimate business interests of the Company Group and its businesses, (ii) any breach of the restrictive covenants in this Article VI will cause irreparable injury to the Company Group and actual damages may be difficult to ascertain and would be inadequate, (iii) if any breach of any such covenant occurs, then the Management Company will be entitled to injunctive relief in addition to such other legal and equitable remedies that may be available (without the requirement to post bond or other security), and (iv) the Professional Company hereby waives the claim or defense that an adequate remedy at law exists for such a breach.

6.7               Equitable Tolling. If the Professional Company breaches any covenant in this Article VI, then the duration of such covenant will be tolled for a period of time equal to the time of such breach.

Article VII
INDEMNIFICATION AGAINST PROFESSIONAL LIABILITIES

7.1               Indemnification. The Professional Company will indemnify and hold harmless each member of the Company Group and its directors, managers, officers, equityholders, employees, agents (including the Management Company Representative), successors, and permitted assigns (collectively, the “Management Company Indemnified Parties”) from and against all losses, liabilities, demands, claims, actions, or causes of action, regulatory, legislative, or judicial proceedings or investigations, assessments, levies, fines, penalties, damages, costs and expenses (including reasonable attorneys’, accountants’, investigators’, and experts’ fees and expenses) incurred in connection with the defense or investigation of any claim sustained or incurred by any Management Company Indemnified Party arising from or related the provision of professional services or breach of this Agreement by the Professional Company or any of its personnel (whether employees or independent contractors).

7.2               Cooperation and Settlement. The Professional Company and the Management Company will coordinate the defense and settlement of actions by any third party in which they are named relating to or arising out of the Practice or the Management Services. To the extent consistent with insurance policies, the Professional Company will not settle an action in which both are named, unless the Management Company agrees (in its sole discretion) to the terms and conditions of the settlement.

7.3               Advancement of Expenses. During the pendency of any suit, action or proceeding with respect to which the Management Company is entitled to indemnification under this Article VII, the Professional Company will pay or reimburse the Management Company for reasonable defense expenses incurred in advance of final disposition of such suit, action or proceeding. If the Management Company ultimately is not entitled to indemnification under this Article VII, then the Management Company will promptly repay to the Professional Company the full amount of all such expenses paid or reimbursed by the Professional Company.

7.4               Other Remedies. The provisions of this Article VII are in addition to, and not in derogation of, any statutory, equitable or common law remedies that the Management Company may have with respect to this Agreement or the subject matter of this Agreement.

7.5               Survival. The Professional Company’s indemnification obligations under this Article VII will survive the termination or expiration of this Agreement.

Article VIII
DEFINITIONS

“Advances” is defined in Section 4.4.

“Affiliate” means, with respect to a particular Person, (i) any other Person that, directly or indirectly, controls, is controlled by or is under common control with such Person, (ii) any of such Person’s spouse, siblings (by law or marriage), ancestors and descendants and (iii) any trust for the primary benefit of such Person or any of the foregoing. The term “control” means possession, direct or indirect, of the power to direct or cause the direction of the management and policies of another Person, whether through the ownership of voting securities or equity interests, by contract or otherwise.

“Agreement” is defined in the preamble to this Agreement.

“Authorized Signatories” is defined in Section 2.3(c).

“Budget” is defined in Section 4.2.

“Business Day” means a day that is not a Saturday, Sunday, or legal holiday on which banks are authorized or required to be closed in New York, New York.

“Clinical Professionals” means all physicians and non-physician providers of Practice Services and any other Person who may only be employed or contracted by an entity owned directly or indirectly by one or more Persons licensed to practice medicine under applicable Law.

“Company Group” means the Management Company and its subsidiaries and other Affiliates.

“Company Group Associate” is defined in Section 6.4(a).

“Confidential Information” is defined in Section 6.1.

“Deficit Funding Loan Agreement” is defined in Section 4.4.

“Federal Health Care Program” means any “federal health care program” as defined in 42 U.S.C. § 1320a-7b(f), including Medicare, state Medicaid programs, state CHIP programs, TRICARE and similar or successor programs with or for the benefit of any government authority.

“HIPAA” means the Health Insurance Portability and Accountability Act of 1996, P.L. 104-191, as amended, and its implementing regulations (45 C.F.R. parts 160-164).

“Initial Term” is defined in Section 5.1.

“Intellectual Property” is defined in Section 2.4.

“Law” means any federal, state, local, municipal, foreign, international, or multinational constitution, statute, law, rule, regulation, ordinance, code, principle of common law or treaty.

“Management Company” is defined in the preamble to this Agreement.

“Management Company Indemnified Parties” is defined in Section 7.1.

“Management Company Representative” is defined in Section 3.1.

“Management Fee” is defined in Section 4.1.

“Management Services” is defined in Section2.1(a).

“Operating Account” is defined in Section 2.3(a).

“Order” means any order, injunction, judgment, decree, ruling, assessment, or arbitration award of any government authority or arbitrator.

“Parties” is defined in the preamble to this Agreement.

“Person” means any natural individual, corporation, partnership, limited liability company, joint venture, association, bank, trust company, trust, or other entity, whether or not legal entities, or any government entity, agency, or political subdivision.

“Practice” is defined in Recital A.

“Facilities” is defined in Recital A.

“Professional Company” is defined in the preamble to this Agreement.

“Renewal Term” is defined in Section 5.1.

“Restricted Period” means the shorter of (i) the period from the date of this Agreement until the second (2nd) anniversary of the termination or expiration of this Agreement or (ii) the longest time period after the date of this Agreement that is permitted by applicable Law if two (2) years after the termination of this Agreement is not permitted.

“Restricted Territory” means (i) each state in which any member of the Company Group then-conducts clinical operations or with respect to which any member of the Company Group has taken concrete steps to expand its clinical operations (such as through (A) development of a written business plan or presentation, (B) a corporate resolution to provide or sell services or products or incur capital expenditures or (C) a written letter of intent or term sheet regarding the provision or sale of such services or products or capital expenditures).

“Revenue Account” is defined in Section 2.3(a).

“Supported Practice” means each Person to which the Management Company or any of its Affiliates provides any non-clinical business, management, administrative, advisory, or back office services.

“Term” is defined in Section 5.1.

“Third-Party Payors” means all Federal Health Care Programs and all other state or local governmental insurance programs and private, non-governmental insurance and managed care programs with which the Professional Company contracts to provide services and products or through which the Professional Company receives reimbursements for services rendered and products provided.

Article IX
GENERAL PROVISIONS

9.1             Practice of Medicine. Nothing in this Agreement will be interpreted as prohibiting the Professional Company or any Clinical Professional from (a) obtaining or maintaining membership on the medical staff of any hospital or health care provider, (b) obtaining or maintaining clinical privileges at any hospital or health care provider or (c) referring patients to any hospital or health care provider.

9.2               Force Majeure. Neither Party will be liable for any failure or inability to perform, or delay in performing, such Party’s obligations under this Agreement if such failure, inability, or delay arises from an extraordinary cause beyond the reasonable control of the non-performing Party; provided that such Party diligently and in good faith attempts to cure such non-performance as promptly as practicable.

9.3               Notices. All notices and other communications required or permitted under this Agreement (a) must be in writing, (b) will be duly given (i) when delivered personally to the recipient or sent to the recipient by facsimile (with delivery confirmation retained) or (ii) one (1) Business Day after being sent to the recipient by nationally recognized overnight private carrier (charges prepaid) and (c) addressed as follows (as applicable):

If to the Professional Company:	If to the Management Company:
[____________]	[____________] With a copy (which shall not constitute notice) to: [____________]

or to such other respective address as each Party may designate by notice given in accordance with this Section 9.3.

9.4              Entire Agreement. This Agreement (together with the exhibits and schedules hereto, the License Agreement, the Business Associate Agreement, the Deficit Funding Loan Agreement and any other agreement(s) entered into by and between the Parties in connection with this Agreement) constitutes the complete agreement and understanding among the Parties regarding the subject matter of this Agreement and supersedes any prior understandings, agreements or representations regarding the subject matter of this Agreement.

9.5               Amendments. The Parties may amend this Agreement only pursuant to a written agreement executed by the Parties.

9.6               Non-Waiver. The Parties’ respective rights and remedies under this Agreement are cumulative and not alternative. Neither the failure nor any delay by any Party in exercising any right, power or privilege under this Agreement will operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege. No waiver will be effective unless it is in writing and signed by an authorized representative of the waiving Party. No waiver given will be applicable except in the specific instance for which it was given. No notice to or demand on a Party will constitute a waiver of any obligation of such Party or the right of the Party giving such notice or demand to take further action without notice or demand as provided in this Agreement.

9.7               Assignment. The Parties may not assign this Agreement or any rights under this Agreement, or delegate any duties under this Agreement, without the prior written consent of the Management Company and the Professional Company; provided, however, that the Management Company may freely assign this Agreement or any rights under this Agreement, or delegate any duties under this Agreement without the Professional Company’s consent (a) to another Company Group entity, (b) as a collateral assignment to the Management Company’s lenders or (c) to any Person (i) into which the Management Company merges or consolidates, (ii) acquiring all or substantially all of the Management Company’s assets, or (iii) acquiring control of the Management Company by equity or membership interest purchase.

9.8               Binding Effect; Benefit. This Agreement will inure to the benefit of and bind the Parties and their respective successors and permitted assigns. Nothing in this Agreement, express or implied, may be construed to give any Person other than the Parties and their respective successors and permitted assigns any right, remedy, claim, obligation, or liability arising from or related to this Agreement. This Agreement and all of its provisions and conditions are for the sole and exclusive benefit of the Parties and their respective successors and permitted assigns.

9.9             Severability. If any court of competent jurisdiction holds any provision of this Agreement invalid or unenforceable, then the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable. If any court of competent jurisdiction holds the geographic or temporal scope of any restrictive covenant contained in Article VI invalid or unenforceable, then such restrictive covenant will be construed as a series of parallel restrictive covenants and the geographic or temporal scope of each such restrictive covenant will be deemed modified (including by application of any “blue pencil” doctrine under applicable Law) to the minimum extent necessary to render such restrictive covenant valid and enforceable.

9.10           Changes in Law. If there is a change in any applicable Law or the interpretation or application thereof, or the adoption, enactment, promulgation, issuance, rendering or interpretation or application of any new applicable Law, any of which adversely affects or are reasonably likely to adversely affect the manner in which either Party may perform or the manner in which the Management Company is compensated for its services under this Agreement or which makes or will make this Agreement or the arrangements hereunder unlawful or illegal, or if either Party provides in good faith to the other Party a written opinion from legal counsel experienced in construing contracts such as this Agreement that any provision of this Agreement violates or could reasonably be determined to violate such Laws, then the Management Company will propose a written amendment to or restatement of this Agreement or a new service arrangement or basis for compensation for the Management Services provided pursuant to this Agreement, the purpose and substance of which will be modification of only such provision or provisions so that this Agreement, as modified, complies with the applicable Law, interpretation or application, and continues to reflect, as nearly as possible, the economic arrangements and position of the Parties under this Agreement. If the Parties are unable to resolve the matter through good faith negotiations within sixty (60) days thereafter, then either Party may initiate the dispute resolution procedures set forth in Section 9.16 or the Management Company may elect to terminate this Agreement upon at least thirty (30) days prior written notice to the Professional Company.

9.11           References. The headings of Sections are provided for convenience only and will not affect the construction or interpretation of this Agreement. Unless otherwise provided, references to “Section(s)” and “Exhibit(s)” refer to the corresponding section(s) and exhibit(s) of this Agreement. Reference to a statute refers to the statute, any amendments or successor legislation and all rules and regulations promulgated under or implementing the statute, as in effect at the relevant time. Reference to a contract, instrument or other document as of a given date means the contract, instrument or other document as amended, supplemented and modified from time to time through such date.

9.12           Construction. Each Party participated in the negotiation and drafting of this Agreement, assisted by such legal and tax counsel as it desired, and contributed to its revisions. Any ambiguities with respect to any provision of this Agreement will be construed fairly as to all Parties and not in favor of or against any Party. All pronouns and any variation thereof will be construed to refer to such gender and number as the identity of the subject may require. The terms “include” and “including” indicate examples of a predicate word or clause and not a limitation on that word or clause.

9.13           Governing Law; Venue; Attorneys’ Fees. THIS AGREEMENT IS GOVERNED BY THE LAWS OF THE STATE OF DELAWARE, WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES. Subject to the provisions of Section 9.14 hereof, all actions, suits or other proceedings with respect to this Agreement will be brought only in a court of competent jurisdiction sitting in the State of Delaware. In any civil action, arbitration or other proceeding brought to enforce the terms hereof, or to redress a breach of a term hereof, the more prevailing party will be entitled to payment from the less-prevailing party of its reasonable attorneys’ fees and expenses in addition to any damages or other relief to which it may become entitled.

9.14           Dispute Resolution. Except as expressly provided below in this Section 9.14, any dispute, claim or controversy between the Parties arising out of or relating to this Agreement or any of the other agreements referenced herein or any of the arrangements contemplated herein or therein, whether arising in contract, tort or by statute or other Law, including but not limited to controversies or claims that arise out of or relate to this Agreement and any dispute or claim concerning the existence, validity, enforceability, interpretation, performance, breach or termination of this Agreement or such other agreements or arrangements and all claims of arbitrability (any of the foregoing, a “Dispute”) will, unless resolved by mutual written agreement of the Parties, be resolved exclusively as follows:

(a)       Upon the written demand of either Party, the Dispute will be submitted to mediation administered by the American Health Lawyers Association or its successor (“AHLA”) in accordance with its rules for mediation. Representatives of the Parties with authority to settle the Dispute will participate in the mediation. The mediator will be selected and appointed in accordance with such AHLA rules, and the mediation will be conducted in New York, New York. Each Party may be represented by one or more attorneys or other selected representative(s) of its choice. Each Party will bear and pay equally the fees and expenses of AHLA and the mediator associated with the mediation, and each such party will bear its own attorneys’ fees, costs and other expenses in connection with the mediation (except as may be otherwise mutually agreed upon in writing).

(b)       If no amicable resolution or settlement of the Dispute is reached during the mediation process within sixty (60) days after it commences, then upon the written demand of either Party, the Dispute will be submitted to final and binding arbitration, which will be conducted expeditiously and completed within one hundred twenty (120) days after being submitted for arbitration. The arbitration will be governed by the Federal Arbitration Act (9 U.S.C. §§ et seq.). Unless otherwise agreed in writing by the Parties, the arbitration will be administered by the AHLA and conducted by a single arbitrator in accordance with the AHLA Rules of Procedure for Commercial Arbitration then in effect. The arbitrator will be selected and appointed in accordance with such AHLA rules, and the arbitration will be conducted in New York, New York. Each Party may be represented by one or more attorneys or other selected representative(s) of its choice. Each Party will bear and pay equally the fees and expenses of AHLA and the arbitrator associated with the arbitration, and each such party will bear its own attorneys’ fees, costs and other expenses in connection with the arbitration, except as may be otherwise awarded by the arbitrator as contemplated in Section 9.13. The arbitration award will be final and binding, and judgment on it may be entered by any court of competent jurisdiction. If the arbitrator determines that this Agreement or any part thereof (whether this Agreement itself or together with the other relationships between or involving the parties to this Agreement) is illegal, invalid, unenforceable, void or voidable, then the arbitrator will determine and effectuate an equitable modification of this Agreement (including a new arrangement or basis for compensation to the Management Company pursuant to the Agreement) that complies with applicable Law and that approximates as closely as possible the economic arrangements and position of the Parties hereunder.

(c)       All privileges under applicable Law, including attorney-client and work-product privileges, will be preserved and protected to the maximum extent that such privileges would be protected in a federal or state court proceeding applying Delaware law. The arbitration proceedings and arbitration award will be maintained by the parties as strictly confidential, except as is otherwise required by court order or as is necessary to confirm, vacate or enforce the award and for disclosure to the respective officers, directors, managers, employees, equityholders, attorneys, accountants, lenders, acquirers and prospective lenders and acquirers (and advisors of the foregoing) of the parties hereto. The provisions of this Section 9.14 will survive expiration or other termination of this Agreement regardless of the cause of such expiration or termination. This Section 9.14 will not preclude the Management Company from seeking, or a court of competent jurisdiction from granting, a temporary restraining order, preliminary injunction, injunction, specific performance or other equitable relief to remedy any breach or to enforce applicable terms of this Agreement to compel mediation or arbitration or upon the occurrence of (i) a breach or threatened breach of this Section 9.14 or any confidentiality, non-solicitation or other restrictive covenants herein, (ii) eviction of the Professional Company from any Facility or office space or return of any property, or (iii) any attempted assignment of the Professional Company’s interests in this Agreement in breach of the provisions of this Agreement.

9.15         Waiver of Trial by Jury. EACH PARTY HEREBY WAIVES ITS RIGHT TO A JURY TRIAL IN CONNECTION WITH ANY DISPUTE, SUIT, ACTION, ARBITRATION OR PROCEEDING IN CONNECTION WITH ANY MATTER RELATING TO THIS AGREEMENT.

9.16           Counterparts. The Parties may execute this Agreement in multiple counterparts, each of which will constitute an original and all of which, when taken together, will constitute one and the same agreement. The Parties may deliver executed signature pages to this Agreement by facsimile or e-mail transmission. No Party may raise as a defense to the formation or enforceability of this Agreement (and each Party forever waives any such defense) any argument based on either (a) the use of a facsimile or email transmission to deliver a signature or (b) the fact that any signature was signed and subsequently transmitted by facsimile or email transmission.

9.17           Enforceability. The Parties have carefully structured this Agreement and the arrangements hereunder to comply with applicable Law, and have consulted to their satisfaction with their respective legal counsel in connection herewith. Each Party acknowledges and agrees that this Agreement and such arrangements are valid, legal and enforceable obligations of such Party, and each Party agrees that it will not make, assert, maintain or initiate, nor cause to be made, asserted, maintained or initiated, any claim, charge, demand, action, arbitration or proceeding of any type, the basis of which is, in whole or in part, that this Agreement or any other agreement referenced or contemplated herein or any portion hereof or thereof, or the relationships or arrangements created hereby or thereby, is illegal, invalid or unenforceable, or that any amount payable to the Management Company under this Agreement is unreasonable or unlawful or does not represent fair market value for the Management Services and other items provided by the Management Company. If a Party takes any action which is inconsistent with the preceding sentence, then such Party will pay all losses, damages, costs, fees and expenses (including reasonable attorneys’ fees) incurred by the other Party, including in defending or responding to such claim, charge, demand, action, arbitration or proceeding, which payment will be made promptly to such other Party upon its request.

9.18           No Warranties. The Professional Company acknowledges that the Management Company has not made and will not make any express or implied warranties or representations that the Management Services will result in any amount or level of revenue or profits to the Professional Company and that THE MANAGEMENT COMPANY MAKES NO WARRANTIES, EXPRESS OR IMPLIED, HEREUNDER, AND ALL EQUIPMENT, SOFTWARE AND OTHER ASSETS ARE PROVIDED BY THE MANAGEMENT COMPANY “AS IS,” AND ANY AND ALL WARRANTIES, EXPRESS OR IMPLIED, STATUTORY OR OTHERWISE, WITH RESPECT THERETO OR ANY SERVICES PROVIDED HEREUNDER ARE HEREBY WAIVED, INCLUDING ANY WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

[SIGNATURE PAGE IMMEDIATELY FOLLOWS]

The Parties sign this Agreement as of the date first written above.

THE PROFESSIONAL COMPANY:	[____________]

By:
[____________]

THE MANAGEMENT COMPANY:	EBS Enterprises, LLC, a Delaware limited liability company

By:
Name:	Aaron Rollins, M.D.
Title:	President

[Signature Page to Management Services Agreement]

EXHIBIT A

LOCATIONS

EXHIBIT B

BUSINESS ASSOCIATE AGREEMENT

EXHIBIT C

MANAGEMENT FEE